Exhibit 8.1

Bogotá DC, September 8, 2014

Grupo Aval Acciones y Valores S.A.

Carrera 13 No. 27 - 47

Bogotá D.C., Colombia

Ladies and Gentlemen:

MNA Martínez Abogados Ltda. has acted as Colombian counsel to Grupo Aval Acciones y Valores S.A. (the “Company”), a sociedad anónima incorporated under the laws of the Republic of Colombia (“Colombia”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (File No. 333-197823) (as amended to the date hereof, the “Registration Statement”).

We hereby confirm that the discussion set forth in the Registration Statement and the related prospectus in the “Taxation” caption, and “Colombian tax considerations,” “Taxation of dividends,” “Taxation of capital gains derived from the sales of ADSs ,” “Taxation of capital gains derived from the sales of shares,” “Tax on foreign capital investment portfolio income” and “Other Colombian taxes” sub-captions, insofar as such discussion constitutes summaries of Colombian law, is our opinion on the matters referred to therein based on what is expressed in Colombian law currently in force.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Registration Statement and to any related supplemental registration statement filed pursuant to the rule applicable and to the reference of our name under the caption “Legal matters.” In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

MNA Martínez Abogados Ltda.

/s/ Nestor Camilo Martínez Beltrán